Exhibit 99.1

electroCore Announces Third Quarter 2019 Financial Results

Continued growth in prescribing physicians, paid months of therapy and dispensed prescriptions

Company to host conference call and webcast today, November 13, at 4:30pm ET

November 13, 2019 at 4:05 PM EST

BASKING RIDGE, N.J., November 13, 2019 — electroCore, Inc. (Nasdaq: ECOR), a commercial-stage bioelectronic medicine company, today announced third quarter 2019 financial results and provided an operational update.

Third Quarter 2019 and Recent Highlights

•	Net sales of approximately $683,000, up 10% sequentially from $623,000 in the second quarter

•	1,736 paid months of therapy in the third quarter of 2019 as compared to 1,023 paid months of therapy in the second quarter and 671 in the first quarter

•	553 months of paid therapy shipped to VA and DOD facilities during the third quarter, up from 233 months of therapy during the second quarter

“I accepted the CEO role at electroCore because I firmly believe in the potential of the company’s novel non-invasive vagus nerve stimulation technology to treat serious headache conditions,” said Dan Goldberger, Chief Executive Officer of electroCore. “With FDA-cleared indications for acute treatment of the pain associated with each of migraine and episodic cluster headache, and cluster headache prevention, we have the ability to address significant commercial and government market opportunities that have gone largely untapped to this point. We have a novel, proprietary technology and very large addressable markets, and I, together with the rest of the electroCore team, look forward to unlocking the potential of gammaCore for the benefit of patients as well as our shareholders.”

Third Quarter 2019 Financial Results

For the quarter ended September 30, 2019, electroCore reported net sales of approximately $683,000, compared to $151,000 in the third quarter of 2018. Net sales were $623,000 in the second quarter and $410,000 in the first quarter of 2019. These increases in revenue reflect increased sales in the United States and the United Kingdom.

Total operating expenses for third quarter of 2019 were approximately $11.2 million, compared to $13.6 million in the third quarter of 2018. The decrease was due primarily to a reduction in SG&A expense, which declined to approximately $8.1 million in the third quarter of 2019 from approximately $11.3 million for the comparable period in 2018, primarily driven by a decrease in compensation and other expenses consistent with the cost reduction plan implemented in June 2019. The third quarter of 2019 included restructuring and other severance related costs of $0.8 million.

GAAP net loss from operations for the third quarter of 2019 was $10.7 million as compared to a loss of $13.2 million in the third quarter of 2018.

Adjusted EBITDA net loss from operations for the third quarter of 2019 was a loss of $8.4 million, a 34% decrease when compared to adjusted EBITDA net loss from operations of $12.7 million for the same period last year.

The Company defines adjusted EBITDA net loss from operations as GAAP net loss from operations, excluding income tax expense, stock-compensation expense, restructuring and other severance related charges, legal fees associated with stockholders litigation and total other income /expense. A reconciliation of GAAP net loss from operations to Non-GAAP adjusted EBITDA net loss from operations has been provided in the financial statement tables included in this press release.

Cash and cash equivalents and marketable securities at September 30, 2019 totaled approximately $33.5 million, as compared to approximately $68.6 million at December 31, 2018. Net cash usage for the quarter ended September 30, 2019 was approximately $7.6 million, which included cash outflows of approximately $0.8 million related to severance payments and CEO recruitment costs. By comparison, net cash usage was $11.2 million in the second quarter of 2019 and $16.2 million in the first quarter of 2019.

As previously disclosed, based on its current cash resources, and revenue and expense forecasts, electroCore believes that it will have adequate resources to fund its operations into the beginning of 2021.

Webcast and Conference Call Information

electroCore’s management team will host a conference call today beginning at 4:30 p.m. ET. Investors interested in listening to the conference call, or webcast may do so by dialing 877-407-4018 for domestic callers or 201-689-8471 for international callers, using Conference ID: 13695210, or by connecting to the Web: http://public.viavid.com/index.php?id=136380

An archived webcast of the event will be available on the “Investors” section of the Company’s website at: www.electrocore.com.

About electroCore, Inc.

electroCore, Inc. is a commercial stage bioelectronic medicine company dedicated to improving patient outcomes through its platform non-invasive vagus nerve stimulation therapy initially focused on the treatment of multiple conditions in neurology and rheumatology. The company’s current indications are for the preventative treatment of cluster headache and acute treatment of migraine and episodic cluster headache.

For more information, visit www.electrocore.com.

Forward-Looking Statement

This press release may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements include, but are not limited to, statements about electroCore’s business prospects and product development plans, its expected net cash usage and cash burn rates and liquidity outlook, pipeline or potential markets for its technologies, and other statements that are not historical in nature, particularly those that utilize terminology such as “anticipates,” “will,” “expects,” “believes,” “intends,” other words of similar meaning, derivations of such words and the use of future dates. Actual results could differ from those projected in any forward-looking statements due to numerous factors. Such factors include, among others, the ability to raise the additional funding needed to continue to pursue electroCore’s business and product development plans, the inherent uncertainties associated with developing new products or technologies, the ability to commercialize gammaCore™, competition in the industry in which electroCore operates and overall market conditions. Any forward-looking statements are made as of the date of this press release, and electroCore assumes no obligation to update the forward-looking statements or to update the reasons why actual results could differ from those projected in the forward-looking statements, except as required by law. Investors should consult all of the information set forth herein and should also refer to the risk factor disclosure set forth in the reports and other documents that electroCore files with the SEC available at www.sec.gov.

Investors:

Hans Vitzthum

LifeSci Advisors

617-430-7578

hans@lifesciadvisors.com

or

Media Contact:

Sara Zelkovic

LifeSci Public Relations

646-876-4933

sara@lifescipublicrelations.com

electroCore, Inc.

Condensed Consolidated Statements of Operations

(Unaudited)

(In thousands, except per share data)

	Three months ended September 30,		Nine months ended September 30,
	2019	2018	2019	2018
Consolidated statements of operations:
Net sales	$683	$151	$1,715	$625
Cost of goods sold	354	97	766	387

Gross profit	329	54	949	239
Operating expenses:
Research and development	2,275	2,333	8,279	9,007
Selling, general and administrative	8,143	11,272	28,156	30,105
Restructuring and other severance related charges	805	—	1,997	—

Total operating expenses	11,223	13,606	38,432	39,111

Loss from operations	(10,894)	(13,552)	(37,483)	(38,872)
Other income/(expense)
Change in fair value of warrant liability	—	—	—	(1,871)
Interest and other income, net	206	355	850	580
Other expense	—	(5)	(17)	(264)

Total other income/(expense)	206	350	833	(1,555)

Loss before income taxes	(10,688)	(13,202)	(36,650)	(40,427)
Provision for income taxes	—	2	—	2

Net loss from operations	(10,688)	(13,204)	(36,650)	(40,430)
Less: Net income attributable to noncontrolling interest	—	—	—	55

Total net loss attributable to Electrocore LLC and electroCore, Inc., subsidiaries and affiliates	$(10,688)	$(13,204)	$(36,650)	$(40,485)

Net loss attributable to Electrocore LLC, subsidiaries and affiliate	—	—	—	(21,118)
Net loss attributable to electroCore, Inc., subsidiaries and affiliate	(10,688)	(13,204)	(36,650)	(19,366)
Weighted average shares of common shares outstanding - Basic and Diluted	29,352,026	29,261,942	29,339,384	29,261,942
Net loss per common stock - Basic and Diluted	$(0.36)	$(0.45)	$(1.25)	$(0.66)

*

On June 21, 2018, the Company converted from a limited liability company to a corporation and conducted its initial public offering (“IPO”). This conversion changed the relative ownership of the Company, such that retroactive application of the conversion periods prior to IPO for the purposes of calculating earnings (loss) per share would not be meaningful.

electroCore, Inc.

Condensed Consolidated Balance Sheet Information

(in thousands)

	As of September 30,	As of December 31,
	2019	2018
	(unaudited)
Cash and cash equivalents	$6,549	$7,600
Marketable securities	$26,940	$60,963
Total assets	$44,090	$73,504
Current liabilities	$10,246	$7,073
Total liabilities	$11,796	$7,319
Stockholder’s equity	$32,295	$66,186

electroCore, Inc.

Reconciliation of GAAP net loss from operations to Non-GAAP adjusted EBITDA net loss from operations

(Unaudited) Use of Non-GAAP Financial Measure

The Company is presenting adjusted EBIDTA net loss from operations because it believes this measure is a useful indicator of its operating performance. electroCore management uses this non-GAAP measure principally as a measure of the Company’s core operating performance and believes that this measure is useful to investors because it is frequently used by the financial community, investors, and other interested parties to evaluate companies in the Company’s industry. The Company also believes that this measure is useful to its management and investors as a measure of comparative operating performance from period to period. Additionally, the Company believes its use of non-GAAP adjusted EBITDA net loss from operations facilitates management’s internal comparisons to historical operating results by factoring out potential differences caused by charges not related to its regular, ongoing business, including, without limitation, non-cash charges and certain large and unpredictable charges such as restructuring expenses.[insert paragraph break]

The Company has presented adjusted EBITDA net loss from operations as a non-GAAP financial measure in this press release. The Company defines adjusted EBITDA net loss from operations as its reported GAAP net loss from operations excluding income tax expense, depreciation and amortization, stock-based compensation, restructuring and other severance related charges, legal fees associated with stockholders litigation and total other income /expense and other income and expense.

	Three months ended		Nine months ended
	September 30,		September 30,
	2019	2018	2019	2018
		(in thousands)
GAAP net loss from operations	$(10,688)	$(13,204)	$(36,650)	$(40,430)
Provision for income taxes	$—	$2	$—	$2
Depreciation and amortization	$99	$21	$152	$42
Stock-based compensation	$1,220	$827	$2,690	$6,458
Restructuring and other severance related charges	$805	$—	$1,997	$—
Legal fees associated with stockholders litigation	$322	$—	$322	$—
Total other (income)/expense	$(206)	$(350)	$(833)	$1,555

Adjusted EBIDTA net loss from operations	$(8,448)	$(12,705)	$(32,322)	$(32,373)

The Company’s use of a non-GAAP measure has limitations as an analytical tool, and you should not consider it in isolation or as a substitute for analysis of its results as reported under GAAP. Some of these limitations are:

the non-GAAP measure does not reflect interest or tax payments that may represent a reduction in cash available;

although depreciation and amortization are non-cash charges, the assets being depreciated and amortized may have to be replaced in the future, and the non-GAAP measure does not reflect cash capital expenditure requirements for such replacements or for new capital expenditure requirements;

the non-GAAP measure does not reflect the potentially dilutive impact of equity-based compensation; and

the non-GAAP measure does not reflect changes in, or cash requirements for, working capital needs;

other companies, including companies in electroCore’s industry, may calculate adjusted EBITDA net loss from operations differently, which reduces its usefulness as a comparative measure.

Because of these and other limitations, you should consider the non-GAAP measure together with other GAAP-based financial performance measures, including various cash flow metrics, net loss and other GAAP results. A reconciliation of GAAP net loss from operations to non-GAAP adjusted EBITDA net loss from operations has been provided in the preceding financial statement table of this press release.